UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 17, 2013

VERITY CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-147367	38-3767357
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47184 258th Street, Sioux Falls, SD 57107

(Address of principal executive offices)

Registrant’s telephone number, including area code: (360) 473-1160

Copy of correspondence to:

Marc J. Ross, Esq.

Thomas A. Rose, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Tel: (212) 930-9700 Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Verlyn Sneller

Effective July 17, 2013, Verity Farms LLC, a wholly owned subsidiary of Verity Corp. (the “Company”), appointed Verlyn Sneller as President. Mr. Sneller was appointed as a member of the Board of Directors of the Company in May 2013. Mr. Sneller replaces Duane Spader as president of Verity Farms LLC. Mr. Spader remains chairman of the Board of Verity Farms LLC and Chief Executive Officer and Chairman of the Company.

In 1989, Mr. Sneller started Feed Tech Company to work with farmers on soil and plant nutrition to improve livestock health and production. This resulted in reducing dependency on chemicals and fertilizers in the soils and antibiotics for animals as well. In 2004, and continuing through the present, Mr. Sneller became a plant and animal nutritionist for the Company’s subsidiary, Verity Farms, LLC using cumulative knowledge and experience to assist all Verity family farmers in production of crops and animals. Mr. Sneller uses only non-GMO (Genetically Modified Organisms) seed and methods to nutritionally balance and regenerate the life in the soil to eliminate chemical residues in both the soils and crops and raise the nutritional standards of the crops. Methods of livestock production include a “never-ever” policy for antibiotics, hormones, growth promotants, and GMO feeds. Mr. Sneller received a BS in Agricultural Education from South Dakota State University - Brookings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERITY CORP.

Dated: July 19, 2013	By:	/s/ DUANE SPADER
Duane Spader
Chief Executive Officer and President